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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement #333-137046 on Form S-1 of our report dated November 24, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the retroactive adjustment of all common shares and per common share amounts for all periods presented to reflect the October 23, 2006 stock split), relating to the consolidated financial statements and financial statement schedules of Heelys, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Dallas, Texas
November 24, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM